Exhibit 99.1

ARKO Petroleum Corp. Reports Fourth Quarter and Full Year 2025 Results

ARKO Petroleum Corp. (Nasdaq: APC) (“APC” or the “Company”), one of the largest wholesale fuel distributors in the United States, today announced financial results for the fourth quarter and the full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter increased to $8.1 million compared to $7.5 million. For the year, net income was $32.7 million compared to $40.2 million.
•
Adjusted EBITDA for the quarter increased to $36.9 million compared to $35.4 million. For the year, Adjusted EBITDA was $143.5 million compared to $139.2 million.
•
Net cash provided by operating activities for the quarter was $16.4 million compared to $35.1 million. For the year, net cash provided by operating activities was $79.6 million compared to $106.8 million.
•
Discretionary Cash Flow for the quarter was $21.1 million compared to $20.5 million. For the year, Discretionary Cash Flow was $88.9 million compared to $79.9 million.
•
Total debt, net was $392.0 million and Net Debt was $526.6 million as of December 31, 2025. After adjusting for the reduction of debt resulting from application of proceeds of the IPO (as defined below), Net Debt would have been $319.9 million.

Other Key Highlights

•
On February 13, 2026, the Company completed its initial public offering of 11,111,111 shares of its Class A common stock at a price to the public of $18.00 per share (the “IPO”) and, upon the exercise by the underwriters of their overallotment option on March 5, 2026, issued and sold an additional 1,459,112 shares of its Class A common stock on March 9, 2026, representing an aggregate of 26.4% of the economic interests in the Company.
•
The Company applied approximately $206.7 million of net proceeds from the IPO to reduce debt and strengthen an already conservative balance sheet.
•
As part of the ongoing transformation plan of the Company's controlling stockholder, ARKO Corp. (Nasdaq: ARKO) ("ARKO"), 62 ARKO's retail convenience stores that sell fuel ("ARKO Retail Sites") were converted to dealer locations in the Company's wholesale segment during the fourth quarter of 2025, and a total of 256 store conversions for the year ended December 31, 2025, bringing total conversions since program inception in the middle of 2024 to 409 sites. Since December 31, 2025, ARKO has approximately 120 additional sites committed either under letter of intent, under contract or already converted. The Company expects these conversions to be completed, along with additional conversions, by the end of 2026.
•
In addition, the Company is targeting 20 new-to-industry fleet fueling locations with target openings during 2026, with one opened in March 2026, and 13 of which the Company is currently advancing, reflecting the attractive, durable cash flow profile of its fleet fueling business.
•
The Board of Directors declared a quarterly dividend of $0.26 per share of common stock to be paid on April 21, 2026 to stockholders of record as of April 10, 2026. This represents a pro-rated dividend from February 13, 2025, the date of the initial closing of the IPO, through the end of the first quarter of 2026, and is consistent with an expected annual dividend rate of $2.00 per share. For illustrative purposes, this anticipated annual dividend represents a 11% to 10% dividend yield at a share price of $18.50 to $19.50 per share.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

“We are excited to deliver our first earnings update as a public company, with 2025 ending on a positive trajectory,” said Arie Kotler, Chairman, President and Chief Executive Officer of APC. “With the successful completion of our IPO in February, we are well-positioned to execute on our growth plans through ongoing new-to-industry builds in our Fleet Fueling segment and accretive M&A in our Wholesale segment. The IPO brought in institutional investors, and strengthened our balance sheet, allowing us to capture share in a highly fragmented market with significant opportunities, enabling us to drive long-term growth and value. We remain focused on growing Adjusted EBITDA and our dividend over time and to deliver value to our stockholders.”

Fourth Quarter and Full Year 2025 Segment Highlights

Wholesale

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – fuel supply locations	211,406	201,317	836,232	794,796
Fuel gallons sold – consignment agent locations	37,204	38,563	152,839	154,560
Fuel contribution [1] – fuel supply locations	$13,656	$12,004	$52,510	$47,930
Fuel contribution [1] – consignment agent locations	$10,372	$10,270	$42,022	$42,420
Fuel margin, cents per gallon [2] – fuel supply locations	6.5	6.0	6.3	6.0
Fuel margin, cents per gallon [2] – consignment agent locations	27.9	26.6	27.5	27.4

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Information disclosed on a "comparable wholesale sites" basis excludes wholesale sites added through acquisitions and ARKO Retail Sites converted to dealer locations, until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. Refer to "Use of Non-GAAP Measures" below.

For the fourth quarter of 2025, wholesale operating income increased by $3.4 million compared to the fourth quarter of 2024. Additional operating income from ARKO Retail Sites that had been converted to dealer locations in the past year more than offset reduced operating income at comparable wholesale sites, which reflected the challenging macroeconomic environment.

For the fourth quarter of 2025, fuel contribution increased by $1.8 million compared to the fourth quarter of 2024. Fuel contribution for the fourth quarter of 2025 at fuel supply locations increased $1.7 million, and fuel margin per gallon increased 0.5 cents per gallon compared to the fourth quarter of 2024, due principally to incremental contribution from ARKO Retail Sites that had been converted to dealer locations in the past year, which was partially offset by lower volumes at comparable fuel supply wholesale sites and decreased prompt pay discounts related to lower fuel costs. Fuel contribution at consignment agent locations increased slightly, and fuel margin per gallon increased 1.3 cents per gallon.

For the fourth quarter of 2025, other revenues, net increased by $7.1 million, and site operating expenses increased by $5.4 million, in each case as compared to the fourth quarter of 2024, resulting primarily from ARKO Retail Sites that had been converted to dealer locations in the past year.

For the year ended December 31, 2025, wholesale operating income increased by $9.3 million compared to the year ended December 31, 2024. Additional operating income from ARKO Retail Sites that had been converted to dealer locations more than offset reduced operating income at comparable wholesale sites, which reflected the challenging macroeconomic environment.

For the year ended December 31, 2025, fuel contribution increased $4.2 million compared to the year ended December 31, 2024. At fuel supply locations, fuel contribution for the year ended December 31, 2025 increased by $4.6 million, and fuel margin per gallon increased 0.3 cents per gallon compared to the year ended December 31, 2024, due principally to incremental contribution from ARKO Retail Sites that had been converted to dealer locations, which was partially offset by decreased prompt pay discounts related to lower fuel costs and lower volumes at comparable fuel supply wholesale sites primarily due to the macroeconomic environment and severe weather conditions in January and February 2025 in certain of the markets in which the Company operates. Fuel contribution at consignment agent locations decreased by $0.4 million, while fuel margin per gallon increased 0.1 cents per gallon.

For the year ended December 31, 2025, other revenues, net increased by $23.4 million, and site operating expenses increased by $18.3 million, in each case as compared to the year ended December 31, 2024, resulting primarily from ARKO Retail Sites that had been converted to dealer locations.

Fleet Fueling

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	31,420	32,888	129,459	136,104
Fuel gallons sold – third-party cardlock locations	3,463	3,239	13,389	12,814
Fuel contribution [1] – proprietary cardlock locations	$15,423	$15,823	$63,408	$62,612
Fuel contribution [1] – third-party cardlock locations	$500	$509	$2,325	$1,677
Fuel margin, cents per gallon [2] – proprietary cardlock locations	49.1	48.1	49.0	46.0
Fuel margin, cents per gallon [2] – third-party cardlock locations	14.4	15.8	17.4	13.1

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the fourth quarter of 2025 decreased by $0.4 million compared to the fourth quarter of 2024. At proprietary cardlocks, fuel contribution decreased by $0.4 million, while fuel margin per gallon increased for the fourth quarter of 2025 compared to the fourth quarter of 2024, primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution remained consistent, while fuel margin per gallon decreased for the fourth quarter of 2025 compared to the fourth quarter of 2024.

For the year ended December 31, 2025, fuel contribution increased by $1.4 million compared to the year ended December 31, 2024. At proprietary cardlocks, fuel contribution increased by $0.8 million, and fuel margin per gallon also increased for 2025 compared to 2024, primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution increased by $0.6 million, and fuel margin per gallon also increased for 2025 compared to 2024, primarily due to the closure of underperforming third-party locations.

GPMP

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – inter-segment	243,583	236,284	968,497	932,509
Fuel gallons sold – related party locations	204,000	246,320	864,800	1,023,480
Fuel contribution [1] – related party locations	$10,200	$12,316	$43,240	$51,174
Fuel margin, cents per gallon [2] – fuel supply locations	5.0	5.0	5.0	5.0

[1] Calculated as fuel revenue less fuel costs
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the fourth quarter of 2025 , fuel revenue – related party decreased by $135.9 million, or 20.9%, compared to the fourth quarter of 2024, caused by a decrease in the average price of fuel in the fourth quarter of 2025 compared to the fourth quarter of 2024 and a $42.3 million, or 17.2%, decrease in gallons sold, primarily reflecting the ARKO Retail Sites converted to dealer locations.

Fuel contribution – related party decreased by $2.1 million for the fourth quarter of 2025, compared to the fourth quarter of 2024, primarily due to fewer gallons sold at a fixed margin.

For the year ended December 31, 2025, fuel revenue – related party decreased by $661.8 million, or 22.3%, compared to the year ended December 31, 2024, caused by a decrease in the average price of fuel in the year ended December 31, 2025 compared to the year ended December 31, 2024 and a 158.7 million, or 15.5%, decrease in gallons sold, reflecting the challenging macroeconomic environment and ARKO Retail Sites converted to dealer locations, which was slightly offset by incremental gallons sold relating to ARKO’s acquisition of ARKO Retail Sites during 2024.

Fuel contribution – related party decreased by $7.9 million for the year ended December 31, 2025, compared to the year ended December 31, 2024, primarily due to fewer gallons sold at a fixed margin.

Liquidity and Capital Expenditures

As of December 31, 2025, the Company’s total liquidity was approximately $434.3 million, consisting of approximately $15.6 million of cash and cash equivalents and approximately $418.7 million of availability under the Company's Capital One Line of Credit. Total debt, net was approximately $392.0 million, resulting in Net Debt (as defined below) of approximately $526.6 million. The IPO in February and the exercise by the underwriters of their over-allotment option on March 5, 2026, bolstered the Company's liquidity position, as the Company used $206.7 million of net proceeds to repay indebtedness under its Capital One Line of Credit. Maintenance capital expenditures were $2.8 million and $6.9 million for the quarter and year ended December 31, 2025, respectively, while growth capital expenditures were $6.1 million and $20.6 million for the quarter and year ended December 31, 2025, respectively, including the purchase of six fee properties for $6.5 million, fuel dispensers and other investments in the Company's sites.

Quarterly Dividend

The Board declared a quarterly dividend of $0.26 per share of common stock to be paid on April 21, 2026 to stockholders of record as of April 10, 2026.

Segment Update

The following tables present certain information regarding changes in the wholesale, fleet fueling and GPMP segments for the periods presented:

	For the Three Months Ended December 31,		For the Year Ended December 31,
Wholesale Segment [1]	2025	2024	2025	2024
Number of sites at beginning of period	2,053	1,832	1,922	1,825
Newly opened or reopened sites [2]	10	9	26	39
ARKO Retail Sites converted to consignment or fuel supply locations	62	102	256	153
Closed or divested sites	(26)	(21)	(105)	(95)
Number of sites at end of period	2,099	1,922	2,099	1,922

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended December 31,		For the Year Ended December 31,
Fleet Fueling Segment	2025	2024	2025	2024
Number of sites at beginning of period	288	281	280	298
Acquired sites	2	—	2	—
Newly opened or reopened sites	5	—	16	1
Closed or divested sites	—	(1)	(3)	(19)
Number of sites at end of period	295	280	295	280

	For the Three Months Ended December 31,		For the Year Ended December 31,
GPMP Segment – related party sites (ARKO Retail Sites)	2025	2024	2025	2024
Number of sites at beginning of period	1,158	1,458	1,356	1,499
Acquired sites	—	—	—	21
Newly opened or reopened sites	—	—	2	1
ARKO Retail Sites converted to consignment or fuel supply locations	(62)	(102)	(256)	(153)
Sites closed, divested or converted to rental	(1)	—	(7)	(12)
Number of sites at end of period	1,095	1,356	1,095	1,356

Full Year 2026 Guidance

The Company currently expects full year 2026 Adjusted EBITDA and Discretionary Cash Flow to be approximately $156 million and approximately $110 million, respectively.

The Company is not currently providing reconciliations of Adjusted EBITDA to net income or Discretionary Cash Flow to net cash provided by operating activities for the year ending December 31, 2026 due to the unavailability of certain required inputs for providing forecasts of such GAAP measures, and the related reconciliations, that are not available without unreasonable efforts, including depreciation and amortization related to the Company's capital allocation as part of the Company's focus on strategic and organic growth, as well as inputs related to working capital adjustments.

Conference Call and Webcast Details

The Company will host a conference call today, March 30, 2026, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-407-8306 or 201-689-8481.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkopetroleum.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Petroleum Corp.

ARKO Petroleum Corp. (Nasdaq: APC) is a growth-oriented, fuel distribution company and one of the largest wholesale fuel distributors by gallons in North America, supplying approximately 2 billion gallons of fuel annually to customers in approximately 3,500 locations in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern, and Southwestern United States. We are engaged in (i) wholesale activity, which includes the supply of fuel to gas stations operated by third-party dealers, (ii) fleet fueling, which includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations) and the issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites, and (iii) the wholesale distribution of fuel to substantially all of the retail convenience stores that sell fuel operated by ARKO Corp., our parent company (Nasdaq: ARKO), one of the largest operators of convenience stores in the United States. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its Class A common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of ARKO's transformation plan and its effect on the Company, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

The Company defines Net Debt as the sum of total debt, net, financing leases and financial liabilities, less cash and cash equivalents. Net Debt is used by management to measure the effective level of our indebtedness.

The Company defines the Ratio of Net Debt to Adjusted EBITDA as the ratio derived by dividing Net Debt by Adjusted EBITDA. The Ratio of Net Debt to Adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity, and the Company believes it provides useful information for investors as a representation of its financial strength by presenting the sustainability of its debt levels and its ability to take on additional debt against Adjusted EBITDA, which is used as an operating performance measure. The Ratio of Net Debt to Adjusted EBITDA is also frequently used by investors and credit rating agencies to analyze Company operating performance.

The Company defines Discretionary Cash Flow as net cash provided by operating activities, (i) less changes in operating assets and liabilities, maintenance capital expenditures, charges to allowance for credit losses, and non-cash rent expense, and (ii) plus acquisition costs, amortization of deferred income net of prepaid to related party, and certain other expenses (income). Discretionary Cash Flow will not reflect changes in working capital balances. Discretionary Cash Flow is a liquidity measure the Company and third parties, such as industry analysts, investors, lenders, rating agencies and others, use to assess its ability to internally fund its acquisitions, pay dividends, and service or incur additional debt. The Company believes that the presentation of Discretionary Cash Flow provides useful information to investors, securities analysts, and other interested parties for evaluating its liquidity.

EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income and net cash provided by operating activities. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, comparable wholesale sites, EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company and Investor Contact

Jordan Mann

ARKO Petroleum Corp.

investors@gpminvestments.com

	Combined Statements of Operations
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$770,019	$777,446	$3,203,273	$3,351,366
Fuel revenue – related party	515,044	650,985	2,302,547	2,964,304
Other revenues, net	18,476	11,273	63,063	40,212
Other revenues, net – related party	2,826	3,265	12,381	11,857
Total revenues	1,306,365	1,442,969	5,581,264	6,367,739
Operating expenses:
Fuel costs	729,025	737,708	3,038,980	3,192,358
Fuel costs – related party	504,844	638,669	2,259,307	2,913,130
Site operating expenses, including allocated expenses	25,672	21,176	98,437	81,337
General and administrative expenses, including allocated expenses	10,443	10,269	42,521	42,702
Depreciation and amortization, including allocated expenses	14,175	12,558	54,728	46,087
Total operating expenses	1,284,159	1,420,380	5,493,973	6,275,614
Other expenses, net	2,437	3,089	3,360	123
Operating income	19,769	19,500	83,931	92,002
Interest and other financial income	146	139	554	3,734
Interest and other financial expenses	(11,209)	(10,023)	(42,646)	(40,411)
Income before income taxes	8,706	9,616	41,839	55,325
Income tax expense	(640)	(2,075)	(9,112)	(15,108)
Net income	$8,066	$7,541	$32,727	$40,217
Net income per share – basic and diluted	$0.23	$0.22	$0.94	$1.15
Weighted average shares outstanding:
Basic and diluted	35,000	35,000	35,000	35,000

	Combined Balance Sheets
	December 31, 2025	December 31, 2024
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$15,556	$25,086
Restricted cash	—	255
Trade receivables, net	80,832	88,185
Inventory	23,093	24,448
Prepaid to related party, current portion	2,984	4,230
Other current assets	40,070	29,174
Total current assets	162,535	171,378
Non-current assets:
Property and equipment, net	262,743	198,036
Right-of-use assets under operating leases	415,179	318,140
Right-of-use assets under financing leases, net	62,739	19,256
Goodwill	76,687	76,687
Intangible assets, net	154,326	175,163
Deferred tax asset	70,934	69,170
Prepaid to related party	10,378	12,301
Other non-current assets	57,953	45,539
Total assets	$1,273,474	$1,085,670
Liabilities
Current liabilities:
Long-term debt, current portion	$6,783	$1,277
Accounts payable	75,224	90,136
Other current liabilities	53,586	53,950
Operating leases, current portion	27,820	18,532
Financing leases, current portion	2,095	3,566
Total current liabilities	165,508	167,461
Non-current liabilities:
Long-term debt, net	385,247	380,911
Asset retirement obligation	47,571	36,767
Operating leases	431,364	324,592
Financing leases	94,638	25,915
Other non-current liabilities	113,031	84,454
Total liabilities	1,237,359	1,020,100

Net investment:
ARKO Parent's net investment	36,115	65,570
Total net investment	36,115	65,570
Total liabilities and net investment	$1,273,474	$1,085,670

	Combined Statements of Cash Flows
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income	$8,066	$7,541	$32,727	$40,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including allocated expenses	14,175	12,558	54,728	46,087
Deferred income taxes	(2,029)	(2,043)	489	(1,360)
Loss on disposal of assets and impairment charges	1,940	2,129	4,558	811
Gain from settlement related to business acquisition	—	—	—	(3,438)
Amortization of deferred financing costs	383	369	1,502	1,471
Amortization of deferred income	(1,683)	(1,838)	(9,643)	(7,012)
Amortization of prepaid to related party	986	1,058	4,123	4,349
Accretion of asset retirement obligation	319	270	1,155	901
Non-cash rent	429	657	2,609	2,033
Charges to allowance for credit losses	(85)	102	735	755
Share-based compensation	392	341	997	876
Fair value adjustment of financial assets and liabilities	(391)	1,055	(1,663)	353
Other operating activities, net	(790)	(627)	(981)	55
Changes in assets and liabilities:
Decrease in trade receivables	23,634	20,958	6,618	31,246
Decrease (increase) in inventory	1,681	(661)	1,775	2,328
Increase in other assets	(8,821)	(3,064)	(16,805)	(9,090)
Increase in related party assets	—	—	(4,965)	(1,905)
Decrease in accounts payable	(24,702)	(3,992)	(14,906)	(14,300)
Increase (decrease) in other current liabilities	1,098	(2,700)	(1,304)	335
Decrease in asset retirement obligation	—	(602)	(479)	(745)
Increase in non-current liabilities	1,784	3,586	18,288	12,790
Net cash provided by operating activities	16,386	35,097	79,558	106,757
Cash flows from investing activities:
Purchase of property and equipment	(7,867)	(4,443)	(24,845)	(11,258)
Proceeds from sale of property and equipment	(730)	110	2,902	1,818
Business and asset acquisitions, net of cash	(242)	—	(242)	—
Net cash used in investing activities	(8,839)	(4,333)	(22,185)	(9,440)
Cash flows from financing activities:
Receipt of long-term debt, net	—	—	4,871	42,454
Repayment of debt	(793)	(744)	(3,249)	(2,062)
Principal payments on financing leases	(449)	(100)	(1,375)	(150)
Early settlement of deferred consideration related to business acquisition	—	—	—	(17,155)
Payment of additional consideration	(3,210)	(3,354)	(3,210)	(3,354)
Net transfers to ARKO Parent	(20,532)	(15,817)	(64,195)	(108,815)
Net cash used in financing activities	(24,984)	(20,015)	(67,158)	(89,082)
Net (decrease) increase in cash and cash equivalents and restricted cash	(17,437)	10,749	(9,785)	8,235

Cash and cash equivalents and restricted cash, beginning of period	32,993	14,592	25,341	17,106
Cash and cash equivalents and restricted cash, end of period	$15,556	$25,341	$15,556	$25,341

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net income to EBITDA and Adjusted EBITDA, Net cash provided by operating activities to Discretionary cash flow, and Adjusted EBITDA to Discretionary cash flow
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income	$8,066	$7,541	$32,727	$40,217
Interest and other financing expenses, net	11,063	9,884	42,092	36,677
Income tax expense (benefit)	640	2,075	9,112	15,108
Depreciation and amortization	14,175	12,558	54,728	46,087
EBITDA	33,944	32,058	138,659	138,089
Acquisition costs (a)	113	7	492	79
IPO costs (b)	565	—	565	—
Loss on disposal of assets and impairment charges (c)	1,940	2,129	4,558	811
Share-based compensation expense (d)	392	341	997	876
Taxes received (paid) in arrears (e)	178	—	178	(601)
Adjustment to contingent consideration (f)	(391)	978	(2,207)	(20)
Other (g)	135	(67)	271	(67)
Adjusted EBITDA	$36,876	$35,446	$143,513	$139,167

Net cash provided by operating activities	$16,386	$35,097	$79,558	$106,757
Changes in operating assets and liabilities	5,326	(13,525)	11,778	(20,659)
Maintenance capital expenditures (h)	(2,750)	(1,701)	(6,913)	(6,152)
Acquisition costs (a)	113	7	492	79
IPO costs (b)	565	—	565	—
Amortization of deferred income, net of prepaid to related party	697	780	5,520	2,663
Taxes paid (received) in arrears (e)	178	—	178	(601)
Charges to allowance for credit losses	85	(102)	(735)	(755)
Non-cash rent expense (i)	(429)	(657)	(2,609)	(2,033)
Other (j)	898	574	1,025	569
Discretionary Cash Flow	$21,069	$20,473	$88,859	$79,868

Adjusted EBITDA	$36,876	$35,446	$143,513	$139,167
Cash received for interest	145	139	554	296
Cash paid for interest and allocated interest	(10,533)	(9,294)	(39,672)	(36,975)
Cash paid for taxes	(2,669)	(4,117)	(8,623)	(16,468)
Maintenance capital expenditures (h)	(2,750)	(1,701)	(6,913)	(6,152)
Discretionary Cash Flow	$21,069	$20,473	$88,859	$79,868

(a) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute the Company's acquisition strategy and facilitate integration of acquired operations.

(b) Eliminates one-time costs incurred related to the IPO, which closed on February 13, 2026.

(c) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to ARKO Parent's equity incentive program to incentivize, retain, and motivate the Company's employees.
(e) Eliminates the payment (receipt) of historical fuel, franchise and other tax amounts for multiple prior periods.

(f) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the Empire acquisition, which closed in 2020.
(g) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(h) Maintenance capital expenditures are capital expenditures made to maintain the Company's long-term operating income or operating capacity, while growth and acquisition capital expenditures are capital expenditures that the Company expects will increase its operating income or operating capacity over the long-term.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

(j) Includes other unusual or non-recurring items and other amounts primarily related to additional consideration owed to the seller for the Empire acquisition, which closed in 2020.

	Reconciliation of Total debt, net to Net Debt
	As of December 31, 2025		As Adjusted
	(in thousands)
Total debt, net	$392,030		$185,330
Financing leases	96,733		96,733
Financial liabilities	53,365		53,365
Cash and cash equivalents	(15,556)		(15,556)
Net Debt	$526,572		$319,872
Ratio of total debt, net to net income	12.0	x	5.7	x
Ratio of Net Debt to Adjusted EBITDA	3.7	x	2.2	x

Supplemental Disclosures of Segment Information

Wholesale Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$648,685	$652,629	$2,700,838	$2,802,251
Other revenues, net	15,720	8,624	52,270	28,918
Total revenues	664,405	661,253	2,753,108	2,831,169
Operating expenses:
Fuel costs [1]	624,657	630,355	2,606,306	2,711,901
Site operating expenses, including allocated expenses	16,352	10,950	57,406	39,189
Total operating expenses	641,009	641,305	2,663,712	2,751,090
Operating income	$23,396	$19,948	$89,396	$80,079

[1] Excludes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$115,577	$117,196	$474,796	$515,462
Other revenues, net	2,380	2,131	8,983	9,135
Total revenues	117,957	119,327	483,779	524,597
Operating expenses:
Fuel costs [1]	99,654	100,864	409,063	451,173
Site operating expenses	5,989	6,056	26,120	24,917
Total operating expenses	105,643	106,920	435,183	476,090
Operating income	$12,314	$12,407	$48,596	$48,507

[1] Excludes the estimated fixed fee paid to the GPMP segment for the cost of fuel.

GPMP Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue – inter-segment [1]	$607,936	$614,638	$2,533,041	$2,643,084
Fuel revenue – related party	515,044	650,985	2,302,547	2,964,304
Fuel revenue – third party customers	—	607	849	3,624
Other revenues, net	187	200	727	838
Other revenues, net – inter-segment [1]	2,105	2,121	8,435	8,455
Other revenues, net – related party[1]	678	719	2,685	2,781
Total revenues	1,125,950	1,269,270	4,848,284	5,623,086
Operating expenses:
Fuel costs – inter-segment	595,758	602,815	2,484,616	2,596,455
Fuel costs – related party	504,844	638,669	2,259,307	2,913,130
Fuel costs – third party customers	—	607	848	3,507
General and administrative expenses	780	960	3,244	3,585
Depreciation and amortization	1,840	1,840	7,359	7,371
Total operating expenses	1,103,222	1,244,891	4,755,374	5,524,048
Operating income	$22,728	$24,379	$92,910	$99,038

[1] Includes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.